Exhibit 3.1 Amended Articles of Incorporation

Dean Heller                   STATE OF NEVADA             Telephone 702.687.5203
Secretary of State   OFFICE OF THE SECTRETARY OF STATE          Fax 702.687.3471
                         101 N. CARSON ST., STE. 3                      Web site
                      CARSON CITY, NEVADA 89701-4786      http://sos.state.nv.us




              Certificate of Amendment to Articles of Incorporation
                         For Profit Nevada Corporations

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                              -Remit in Duplicate-



c.   Name of corporation: e-Net.com Corporation


2. The articles have been amended as follows (provide article number is available):_____________________

          Article II is hereby amended to read as follows:
          The name of this corporation is e-Net Financial.Com Corporation

d. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power , or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions or the articles of incorporation have voted in favor of the amendment is _____________.

e.   Signatures


/s/ Michael Roth                                          /s/ Jean Oliver
----------------                                          ---------------
   President                                                 Secretary


                                   FEB 2 '00
                                 STATE OF NEVADA
                               Secretary of State
                         I hereby certify that this is a
                          true and complete copy of the
                          document filed in this office

                                 /s/ DEAN HELLER
                         Dean Heller Secretary of State

                                      SEAL